Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE: August 14, 2009
CRC Health Corporation Reports Operating Results
For the Second Quarter and Six Months Ended June 30, 2009

CUPERTINO, CA, August 14, 2009 - CRC Health Corporation ("CRC" or the "Company"), a leading provider of substance abuse treatment and youth services through its wholly owned consolidated subsidiaries, announced its results for the three months and six months ended June 30, 2009.

The Company has two operating divisions: recovery division and healthy living division. The recovery division provides substance abuse and behavioral disorder treatment services through residential treatment facilities and outpatient treatment clinics. The healthy living division includes programs and treatment services for adolescent youth as well as treatment services for eating disorders, obesity, and weight management serving all age groups. Adolescent and youth treatment services include therapeutic boarding schools and educational outdoor programs for children and adolescents struggling with academic, emotional, and behavioral issues.

Consolidated net revenue for the three months ended June 30, 2009 decreased $8.7 million or 7.3% to $111.4 million compared to the same period in 2008. For the three months ended June 30, 2009, consolidated operating expenses decreased $7.1 million to $94.5 million, or 6.9% compared to the same period in 2008. For the three months ended June 30, 2009 adjusted pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") decreased $0.9 million, or 3.4%, to $25.4 million compared to $26.3 million during the same period in 2008.

For the six months ended June 30, 2009, consolidated net revenue decreased $16.8 million or 7.2% to $217.2 million compared to the same period in 2008. Consolidated operating expenses for the six months ended June 30, 2009, decreased $10.7 million to $190.7 million, or 5.3% compared to the same period in 2008.  Adjusted pro forma earnings for the six months ended June 30, 2009, adjusted before interest, taxes, depreciation and amortization ("EBITDA") decreased $4.0 million, or 8.3%, to $44.2 million compared to $48.2 million during the same period in 2008.

During the three and six months ended June 30, 2009 management continued execution of the restructuring plan initiated in fiscal 2008 (the "FY08 Plan"). The purpose of the plan is to further align the Company's resources with its strategic business plan through workforce reductions, facility consolidations, and facility exit actions. Actions under the FY08 Plan are focused on facilities which have been negatively impacted by the economic crisis and the depressed credit markets. During the three months ended June 30, 2009, the Company implemented additional reductions in employee positions impacting all divisions and closed one facility within the recovery division. For the six months ended June 30, 2009, facility exit activities consisted of one outdoor program in the Company's healthy living division and one facility within its recovery division. Facility exit activities under the FY08 Plan are expected to be substantially complete by the end of 2009.

At June 30, 2009, the Company had approximately $4.0 million in liabilities related to the FY08 Plan which consisted of employee related benefits and minimum lease commitments for certain of its facilities. Remaining restructuring actions may include further division consolidations and facility exit actions in future periods. Facilities which have been held for sale, or otherwise disposed as of June 30, 2009 are reflected as discontinued operations in the Company's unaudited condensed consolidated statements of operations and in its unaudited condensed consolidated balance sheets.

Historical Financial Results

Three Months and Six Months Ended June 30, 2009 Consolidated Financial Results:

Recovery Division:

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Net revenue increased $0.8 million, or 1.0%, to $78.4 million for the quarter from $77.6 million from the comparable prior-year quarter. Revenue increases were due to an increase of $1.8 million in comprehensive treatment centers("CTC") offset by decreases of $1.1 million in revenues from residential treatment centers. Same-facility revenue decreased $0.3 million due to a decrease of $2.2 million in residential treatment centers partially offset by an increase of $1.8 million in CTC revenue.

Adjusted pro forma revenue decreased $0.5 million, or 0.6%, to $78.5 million for the quarter from $79.0 million from the comparable prior-year quarter. Adjusted pro forma EBITDA increased $2.5 million, or 9.9%, to $28.2 million for the quarter from $25.7 million from the comparable prior-year quarter.

Recovery division operating expenses decreased $2.1 million year over year primarily due to restructuring related decreases of approximately of $1.0 million in salaries and $1.0 million in supplies, facilities, and other costs. Recovery division, same-facility operating expenses decreased $2.8 million or $5.7% primarily driven by decreases of $1.6 million in salaries and benefits with residential treatment centers contributing decreases of $1.3 million and CTCs contributing a decrease of $0.3 million. The remaining $1.2 million decrease was primarily due to a $1.1 million decrease in supplies, facilities, and other costs within residential treatment centers.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Net revenue decreased $0.2 million, or 0.2%, to $153.5 million for the six months ended June 30, 2009 from $153.7 million from the comparable period. Revenue decreases were due to a decrease of $4.0 million in residential treatment center revenues partially offset by increases of $3.8 million in revenues from CTCs.
Same-facility revenue decreased $2.3 million due to a decrease of $6.1 million in residential treatment centers partially offset by an increase of $3.8 million in CTCs.

Adjusted pro forma revenue decreased $2.8 million, or 1.8%, to $153.7 million for the quarter from $156.5 million from the comparable prior-year quarter. Adjusted pro forma EBITDA increased $2.2 million, or 4.4%, to $51.9 million for the quarter from $49.7 million from the comparable prior-year quarter.

Recovery division consolidated operating expenses decreased $2.7 million, or 2.4%, to $107.2 million for the six months ended June 30, 2009 from $109.9 million from the comparable period in the prior year. The decrease in recovery division consolidated operating expenses is primarily due to a $1.0 million decrease in salaries and a $1.4 million decrease in supplies facilities and other costs resulting from restructuring activities under the FY08 Plan. Recovery division, same-facility decrease in operating expenses was $4.9 million, or 5.0%, driven by decreases of $2.8 million in salaries and benefits with residential treatment centers and CTCs contributing decreases of $1.9 million and $0.9 million respectively. The remaining $2.1 million decrease was due to decreases in supplies, facilities, and other costs primarily within residential treatment centers.

Healthy Living Division:

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Net revenue decreased $9.4 million, or 22.3%, to $32.9 million for the quarter from $42.4 million from the comparable prior-year quarter. The decrease in revenue was driven by a lessening of demand as a result of the weak economic environment and the inability of families and individuals to access the credit markets and student loan markets to fund the tuition. Same-facility net revenue decreased $9.5 million, or 22.5%, to $32.7 million for the quarter from $42.2 million from the comparable prior-year quarter due primarily to the aforementioned economic conditions.

Adjusted pro forma revenue decreased $9.4 million, or 22.3%, to $32.9 million for the three months ended June 30, 2009 from $42.3 million from the comparable period in the prior year. Adjusted pro forma EBITDA decreased $2.1 million, or 42.8%, to $2.7 million for the three months from $4.8 million from the comparable prior-year period.

Our healthy living division incurred a decrease of $7.1 million in operating expense, or 17.8%, primarily driven by a $4.5 million decrease in salaries and benefits as well as a $2.3 million decrease in supplies, facilities, and other costs. Same facility operating expenses decreased $6.2 million or 17.5% from the comparable prior-year quarter. $4.2 million of the decrease was due to a decreases in salaries and benefits comprised of a $2.0 million decrease in adolescent residential boarding schools,
$1.8 million decrease in adolescent outdoor programs, and $0.4 million decrease in weight management. The remaining $2.0 million decrease in operating expenses was due to decreased expenditures in supplies, facilities, and other operating costs consisting of a $0.9 million decrease in adolescent residential boarding schools,
$0.8 million decrease in weight management, and 0.3 million in adolescent outdoor programs.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Net revenue decreased $16.5 million, or 20.6%, to $63.6 million for the six months ended June 30, 2009 from $80.1 million from the comparable prior-year period. The decrease in revenue was driven by lower revenue performance across the division due to a lessening of demand as a result of the weak economic environment and the inability of families and individuals to access the credit markets and student loan markets to fund the tuition. Same-facility net revenue decreased $16.6 million, or 20.7%, to $63.4 million for the six months from $80.0 million from the comparable prior-year period. Of the decrease in same-facility net revenue, $7.6 million and
$6.8 million, or 16.4% and 32.7% was attributable to our adolescent residential boarding and our adolescent outdoor programs, respectively. The remaining $2.2 million or 17.1% decrease was in weight management.

Adjusted pro forma revenue decreased $16.5 million, or 20.6%, to $63.6 million for the six months ended June 30, 2009 from $80.1 million from the comparable period in the prior year. Adjusted pro forma EBITDA decreased $4.0 million, or 58.7%, to $2.9 million for the six months from $6.9 million from the comparable prior-year period.

Our healthy living division incurred a decrease of $11.4 million in operating expense, or 14.6%, primarily driven by a $7.4 million decrease in salaries and benefits as well as a $3.6 million decrease in supplies, facilities, and other costs. Same facility operating expenses decreased $10.3 million or 15.1% from the comparable prior-year period. $6.8 million of the decrease was due to a decreases in salaries and benefits with decreases of $3.0 million decrease in adolescent outdoor programs, $2.9 million decrease in adolescent residential boarding schools, and $0.9 million decrease in weight management. The remaining $3.5 million decrease in operating expenses was due to decreased expenditures within supplies, facilities, and other operating costs of a $1.6 million decrease in adolescent residential boarding schools, $1.1 million decrease in weight management, and $0.8 million decrease in adolescent outdoor programs.

Corporate:

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Corporate operating expenses increased $2.2 million or 33.2% year over year reflecting the consolidation of our administrative functions.

Adjusted pro forma operating expenses increased $1.4 million, or 33.8%, to $5.6 million from $4.2 million year over year.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Corporate operating expenses increased $3.4 million or 25.8% year over year due in part to restructuring activities inclusive of the consolidation of our administrative functions.

Adjusted pro forma operating expenses increased $2.2 million, or 25.9%, to $10.6 million from $8.4 million year over year.

The unaudited adjusted pro forma revenue and EBITDA for the periods presented give effect to all acquisitions as if they had occurred on January 1, 2008. The pro forma adjustments are based upon available information and certain assumptions that CRC believes are reasonable. The pro forma adjusted EBITDA is for informational purposes only and does not purport to represent what CRC's result of operations or financial position would have been if the acquisitions in 2008 occurred at any date, nor does such information purport to project the results of operations for any future period.

In order to supplement its condensed consolidated financial statements presented in accordance with GAAP, CRC is providing a summary to show the computation of EBITDA, as well as adjusted pro forma EBITDA. Adjusted pro forma EBITDA takes into account certain adjustments which are excluded from EBITDA for purposes of various covenants in the indenture governing CRC's 10¾% senior subordinated notes due 2016 and its senior secured credit facility, as amended to date. CRC believes that the adjusted pro forma EBITDA information presented provides useful information to both management and investors concerning its ability to meet its future debt obligations and to comply with certain covenants in its borrowing arrangements that are tied to these measures. CRC also believes that including the effect of these items allows management and investors to better compare CRC's financial performance from period-to-period, and to better compare CRC's financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

CRC HEALTH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 30, 2009 AND DECEMBER 31, 2008
(In thousands, except share amounts)
	June 30, 2009	Dec. 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,517	$2,540
Restricted cash	1,521	-
Accounts receivable, net of allowance for doubtful accounts of $5,284 in 2009 and $5,409 in 2008	32,531	30,826
Prepaid expenses	6,414	7,703
Other current assets	1,023	1,618
Deferred income taxes	4,029	4,029
Current assets of discontinued operations, facility exits	14,897	14,125
Total current assets	75,932	60,841
PROPERTY AND EQUIPMENT - Net	126,225	129,728
GOODWILL	603,981	604,078
INTANGIBLE ASSETS - Net	349,066	354,463
OTHER ASSETS	18,425	20,065
TOTAL ASSETS	$1,173,629	$1,169,175
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,402	$6,165
Accrued liabilities	38,598	29,061
Income taxes payable	824	1,201
Current portion of long-term debt	6,145	6,522
Other current liabilities	32,857	31,657
Current liabilities of discontinued operations, facility exits	644	703
Total current liabilities	84,470	75,309
LONG-TERM DEBT - Less current portion	636,110	646,630
OTHER LONG-TERM LIABILITIES	7,566	7,553
OTHER LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS, FACILITY EXITS	1,796	1,909
DEFERRED INCOME TAXES	134,234	134,331
Total liabilities	864,176	865,732
EQUITY:
CRC HEALTH CORPORATION STOCKHOLDER'S EQUITY:
Common stock, $0.001 par value-1,000 shares authorized; 1,000 shares issued and outstanding at June 30, 2009 and December 31, 2008	-	-
Additional paid-in capital	447,733	444,275
Accumulated deficit	(133,628)	(134,764)
Accumulated other comprehensive (loss)	(4,749)	(6,289)
Total CRC Health Corporation stockholder's equity	309,356	303,222
NONCONTROLLING INTEREST	97	221
Total equity	309,453	303,443
TOTAL LIABILITIES AND EQUITY	$1,173,629	$1,169,175

CRC HEALTH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(In thousands)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
NET REVENUE:
Net client service revenue	$109,488	$118,067	$213,449	$230,020
Other revenue	1,879	2,009	3,767	3,979
Total net revenue	111,367	120,076	217,216	233,999
OPERATING EXPENSES:
Salaries and benefits	55,719	59,367	113,162	118,723
Supplies, facilities and other operating costs	31,588	34,881	63,077	68,258
Provision for doubtful accounts	1,551	1,607	3,084	3,258
Depreciation and amortization	5,652	5,706	11,410	11,166
Total operating expenses	94,510	101,561	190,733	201,405
OPERATING INCOME	16,857	18,515	26,483	32,594
INTEREST EXPENSE, NET	(11,866)	(12,505)	(23,818)	(27,022)
OTHER INCOME (EXPENSE)	-	1,585	(82)	(33)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,991	7,595	2,583	5,539
INCOME TAX EXPENSE	2,372	3,207	178	2,266
INCOME FROM CONTINUING OPERATIONS, NET OF TAX	2,619	4,388	2,405	3,273
LOSS FROM DISCONTINUED OPERATIONS (net of tax benefit of ($119) and ($365) in the three months ended June 30, 2009 and 2008, and ($768) and ($743) in the six months ended June 30, 2009 and 2008, respectively)	(288)	(685)	(1,388)	(1,397)
NET INCOME	2,331	3,703	1,017	1,876
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO THE NONCONTROLLING INTEREST	9	(54)	(119)	(357)
NET INCOME ATTRIBUTABLE TO CRC HEALTH CORPORATION	$2,322	$3,757	$1,136	$2,233

AMOUNTS ATTRIBUTABLE TO CRC HEALTH CORPORATION:
INCOME FROM CONTINUING OPERATIONS, NET OF TAX	$2,610	$4,451	$2,520	$3,639
DISCONTINUED OPERATIONS, NET OF TAX	(288)	(694)	(1,384)	(1,406)
NET INCOME ATTRIBUTABLE TO CRC HEALTH CORPORATION	$2,322	$3,757	$1,136	$2,233

Reconciliation of GAAP "Cash Flows Provided By Operating Activities" to non-GAAP "EBITDA from continuing operations" and Reconciliation of non-GAAP "EBITDA from continuing operations to GAAP Net Income attributable to CRC Health Corporation"
(In thousands) (unaudited)
	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Cash flows provided by operating activities	$25,786	$26,880	$28,476	$20,831
Write-off of prior year acquisition costs	(62)	-	(62)	-
Amortization of debt discount and other financing costs	(1,097)	(1,124)	(2,175)	(2,225)
Stock-based compensation	(1,393)	(1,065)	(2,788)	(2,303)
Deferred income taxes	556	512	1,111	1,029
Net effect of changes in non-current net assets	427	(468)	399	78
Net effect of working capital changes	(16,237)	(15,138)	(12,396)	(3,763)
Interest expense and other financing costs	11,868	12,505	23,823	27,022
Income tax benefit (expense)	2,253	2,842	(591)	1,523
EBITDA from continuing operations	22,101	24,944	35,797	42,192
Interest expense and other financing costs	(11,868)	(12,505)	(23,823)	(27,022)
Income tax expense (benefit)	(2,253)	(2,842)	591	(1,523)
Depreciation and amortization	(5,658)	(5,840)	(11,429)	(11,414)
Net income attributable to CRC Health Corporation	$2,322	$3,757	$1,136	$2,233

Reconciliation of non-GAAP "EBITDA from continuing operations" to non-GAAP "Adjusted pro forma EBITDA"
(In thousands) (unaudited)

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
EBITDA from continuing operations	$22,101	$24,944	$35,797	$42,192
Acquisition adjustments	-	369	-	846
Adjustments for discontinued operations	279	915	532	1,893
Asset impairment	-	-	1,417	-
Non-impairment restructuring activities	711	-	2,153	-
Stock-based compensation expense	1,393	1,065	2,788	2,303
Additional stock-based compensation expense	-	(6)	-	-
(Gain) loss on interest rate swap	-	(1,585)	-	33
Foreign exchange translation	(8)	-	(7)	-
Other nonrecurring costs	-	-	85	-
Loss (gain) on fixed asset disposal	99	45	171	(1)
Management fees to Sponsor	680	555	1,238	1,101
Transaction expense	136	-	117	-
Write-off of cancelled acquisitions	84	38	62	124
Noncontrolling interest in loss of subsidiaries	9	(54)	(119)	(357)
Franchise taxes	(55)	44	(9)	88
Write-off of miscellaneous accounts (non-cash)	-	7	-	8
Adjusted Pro forma EBITDA	$25,429	$26,337	$44,225	$48,230

CRC Health Corporation Selected Statistics	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Recovery Division:
Number of inpatient facilities - end of period	29	28
Number of outpatient facilities - end of period	15	15
Number of comprehensive treatment clinics (CTC) - end of period	54	63
Available beds - end of period	1,910	1,884
Patient days - Inpatient	274,230	277,900
Net revenue per patient day - inpatient	$352.41	$362.15
Patient days - CTC	4,658,976	4,413,451
Net revenue per patient day - CTC	$11.90	$11.71

Aspen Programs:
Number of facilities - end of period	27	29
Patient days	185,394	227,357
Net revenue per patient day	$284.16	$294.97

Weight Management:
Number of facilities - end of period	15	14
Patient days	34,471	41,702
Net revenue per patient day	$317.30	$312.14

Conference Call

CRC Health Corporation will host a conference call, open to all interested parties, on Thursday, August 20, 2009 beginning at 8:30 AM Pacific Time (11:30 AM Eastern Time) . The number to call within the United States is (888) 708-5678. Participants outside the United States should call 913-312-1400. The conference ID is 2378408.

A replay of the conference call will be available starting at 11:30 AM Pacific Time ( 2:30 PM Eastern Time) on Thursday August 20, 2009 until 11:30 AM Pacific Time (2:30 PM Eastern Time) Thursday August 27, 2009. The replay number for callers within the United States is 888-203-1112 or 719-457-0820 from outside the United States and the conference ID for all callers is 2378408.

Forward-Looking Statements

This press release includes or may include "forward-looking statements." All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for CRC's services; CRC's substantial indebtedness; changes in applicable regulations or a government investigation or assertion that CRC has violated applicable regulations; attempts by local residents to force our closure or relocation; the potentially difficult, unsuccessful or costly integration of recently acquired operations and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for CRC's services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in CRC's outpatient treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits CRC's ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of CRC's management; claims asserted against CRC or lack of adequate available insurance; and certain restrictive covenants in CRC's debt documents.

Contact:
CRC Health Corporation
Kevin Hogge, 877-272-8668
Chief Financial Officer